UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549


                                  SCHEDULE 13G


                    Under the Securities Exchange Act of 1934
                              (Amendment No._____)*


                               ARCH WIRELESS, INC.
                               -------------------
                                (Name of Issuer)


                     COMMON STOCK, PAR VALUE $0.01 PER SHARE
                     ---------------------------------------
                         (Title of Class of Securities)


                                    039392105
                                    ---------
                                 (CUSIP Number)


                                  MAY 29, 2002
                                  ------------
             (Date of Event Which Requires Filing of this Statement)


Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

         [_]      Rule 13d-1(b)
         [X]      Rule 13d-1(c)
         [_]      Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the reminder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No. 039392105            Schedule 13G                         Page 2 of 23
          ---------

--------------------------------------------------------------------------------
1.       Name of Reporting Person       Davidson Kempner International, Ltd.
         S.S. or I.R.S. Identifica-
         tion No. of Above Person
--------------------------------------------------------------------------------
2.       Check the Appropriate Box          (a) [_]
         if a Member of a Group             (b) [X]

--------------------------------------------------------------------------------
3.       S.E.C. Use Only


--------------------------------------------------------------------------------
4.       Citizenship or Place of Organization   British Virgin Islands

--------------------------------------------------------------------------------
Number of Shares        (5)     Sole Voting Power               483,697
Beneficially            (6)     Shared Voting Power             0
Owned by Each           (7)     Sole Dispositive Power          483,697
Reporting Person        (8)     Shared Dispositive Power        0
--------------------------------------------------------------------------------
9.       Aggregate Amount Beneficially Owned by Each Reporting Person

                  483,697
--------------------------------------------------------------------------------
10.      Check if the Aggregate Amount in Row (9) Excludes Certain
         Shares
                                                                ______
--------------------------------------------------------------------------------
11.      Percent of Class Represented by Amount in Row 9        2.4%
                                                                ----

--------------------------------------------------------------------------------
12.      Type of Reporting Person                               CO

--------------------------------------------------------------------------------

CUSIP No. 039392105            Schedule 13G                         Page 3 of 23
          ---------

--------------------------------------------------------------------------------
1.       Name of Reporting Person       Davidson Kempner Institutional
         S.S. or I.R.S. Identifica-     Partners, L.P.
         tion No. of Above Person
--------------------------------------------------------------------------------
2.       Check the Appropriate Box          (a) [_]
         if a Member of a Group             (b) [X]

--------------------------------------------------------------------------------
3.       S.E.C. Use Only


--------------------------------------------------------------------------------
4.       Citizenship or Place of Organization   Delaware

--------------------------------------------------------------------------------
Number of Shares        (5)     Sole Voting Power               467,900
Beneficially            (6)     Shared Voting Power             0
Owned by Each           (7)     Sole Dispositive Power          467,900
Reporting Person        (8)     Shared Dispositive Power        0
--------------------------------------------------------------------------------
9.       Aggregate Amount Beneficially Owned by Each Reporting Person

                  467,900
--------------------------------------------------------------------------------
10.      Check if the Aggregate Amount in Row (9) Excludes Certain
         Shares
                                                                ______
--------------------------------------------------------------------------------
11.      Percent of Class Represented by Amount in Row 9        2.3%
                                                                ----

--------------------------------------------------------------------------------
12.      Type of Reporting Person                               PN

--------------------------------------------------------------------------------

CUSIP No. 039392105            Schedule 13G                         Page 4 of 23
          ---------

--------------------------------------------------------------------------------
1.       Name of Reporting Person       Davidson Kempner Partners
         S.S. or I.R.S. Identifica-
         tion No. of Above Person
--------------------------------------------------------------------------------
2.       Check the Appropriate Box          (a) [_]
         if a Member of a Group             (b) [X]

--------------------------------------------------------------------------------
3.       S.E.C. Use Only


--------------------------------------------------------------------------------
4.       Citizenship or Place of Organization   New York

--------------------------------------------------------------------------------
Number of Shares        (5)     Sole Voting Power               274,761
Beneficially            (6)     Shared Voting Power             0
Owned by Each           (7)     Sole Dispositive Power          274,761
Reporting Person        (8)     Shared Dispositive Power        0
--------------------------------------------------------------------------------
9.       Aggregate Amount Beneficially Owned by Each Reporting Person

                  274,761
--------------------------------------------------------------------------------
10.      Check if the Aggregate Amount in Row (9) Excludes Certain
         Shares
                                                                ______
--------------------------------------------------------------------------------
11.      Percent of Class Represented by Amount in Row 9        1.4%
                                                                ----

--------------------------------------------------------------------------------
12.      Type of Reporting Person                               PN

--------------------------------------------------------------------------------

CUSIP No. 039392105            Schedule 13G                         Page 5 of 23
          ---------

--------------------------------------------------------------------------------
1.       Name of Reporting Person       M.H. Davidson & Co.
         S.S. or I.R.S. Identifica-
         tion No. of Above Person
--------------------------------------------------------------------------------
2.       Check the Appropriate Box          (a) [_]
         if a Member of a Group             (b) [X]

--------------------------------------------------------------------------------
3.       S.E.C. Use Only


--------------------------------------------------------------------------------
4.       Citizenship or Place of Organization   New York

--------------------------------------------------------------------------------
Number of Shares        (5)     Sole Voting Power               24,846
Beneficially            (6)     Shared Voting Power             0
Owned by Each           (7)     Sole Dispositive Power          24,846
Reporting Person        (8)     Shared Dispositive Power        0
--------------------------------------------------------------------------------
9.       Aggregate Amount Beneficially Owned by Each Reporting Person

                  24,846
--------------------------------------------------------------------------------
10.      Check if the Aggregate Amount in Row (9) Excludes Certain
         Shares
                                                                ______
--------------------------------------------------------------------------------
11.      Percent of Class Represented by Amount in Row 9        0.12%
                                                                -----

--------------------------------------------------------------------------------
12.      Type of Reporting Person                               PN

--------------------------------------------------------------------------------

CUSIP No. 039392105            Schedule 13G                         Page 6 of 23
          ---------

--------------------------------------------------------------------------------
1.       Name of Reporting Person       M.H. Davidson & Co., L.L.C. 401(K)
         S.S. or I.R.S. Identifica-     Plan
         tion No. of Above Person
--------------------------------------------------------------------------------
2.       Check the Appropriate Box          (a) [_]
         if a Member of a Group             (b) [X]

--------------------------------------------------------------------------------
3.       S.E.C. Use Only


--------------------------------------------------------------------------------
4.       Citizenship or Place of Organization   New York

--------------------------------------------------------------------------------
Number of Shares        (5)     Sole Voting Power               162
Beneficially            (6)     Shared Voting Power             0
Owned by Each           (7)     Sole Dispositive Power          162
Reporting Person        (8)     Shared Dispositive Power        0
--------------------------------------------------------------------------------
9.       Aggregate Amount Beneficially Owned by Each Reporting Person

                  162
--------------------------------------------------------------------------------
10.      Check if the Aggregate Amount in Row (9) Excludes Certain
         Shares
                                                                ______
--------------------------------------------------------------------------------
11.      Percent of Class Represented by Amount in Row 9         NA
                                                                ----

--------------------------------------------------------------------------------
12.      Type of Reporting Person                               EP

--------------------------------------------------------------------------------

CUSIP No. 039392105            Schedule 13G                         Page 7 of 23
          ---------

--------------------------------------------------------------------------------
1.       Name of Reporting Person       Davidson Kempner International
         S.S. or I.R.S. Identifica-     Advisors, L.L.C.
         tion No. of Above Person
--------------------------------------------------------------------------------
2.       Check the Appropriate Box          (a) [_]
         if a Member of a Group             (b) [X]

--------------------------------------------------------------------------------
3.       S.E.C. Use Only


--------------------------------------------------------------------------------
4.       Citizenship or Place of Organization   Delaware

--------------------------------------------------------------------------------
Number of Shares        (5)     Sole Voting Power               517
Beneficially            (6)     Shared Voting Power             483,697
Owned by Each           (7)     Sole Dispositive Power          517
Reporting Person        (8)     Shared Dispositive Power        483,697
--------------------------------------------------------------------------------
9.       Aggregate Amount Beneficially Owned by Each Reporting Person

                  484,214
--------------------------------------------------------------------------------
10.      Check if the Aggregate Amount in Row (9) Excludes Certain
         Shares
                                                                ______
--------------------------------------------------------------------------------
11.      Percent of Class Represented by Amount in Row 9        2.4%
                                                                ----

--------------------------------------------------------------------------------
12.      Type of Reporting Person                               OO

--------------------------------------------------------------------------------

CUSIP No. 039392105            Schedule 13G                         Page 8 of 23
          ---------

--------------------------------------------------------------------------------
1.       Name of Reporting Person       Davidson Kempner Advisers Inc.
         S.S. or I.R.S. Identifica-
         tion No. of Above Person
--------------------------------------------------------------------------------
2.       Check the Appropriate Box          (a) [_]
         if a Member of a Group             (b) [X]

--------------------------------------------------------------------------------
3.       S.E.C. Use Only


--------------------------------------------------------------------------------
4.       Citizenship or Place of Organization   New York

--------------------------------------------------------------------------------
Number of Shares        (5)     Sole Voting Power               0
Beneficially            (6)     Shared Voting Power             467,900
Owned by Each           (7)     Sole Dispositive Power          0
Reporting Person        (8)     Shared Dispositive Power        467,900
--------------------------------------------------------------------------------
9.       Aggregate Amount Beneficially Owned by Each Reporting Person

                  467,900
--------------------------------------------------------------------------------
10.      Check if the Aggregate Amount in Row (9) Excludes Certain
         Shares
                                                                ______
--------------------------------------------------------------------------------
11.      Percent of Class Represented by Amount in Row 9        2.3%
                                                                ----

--------------------------------------------------------------------------------
12.      Type of Reporting Person                               IA

--------------------------------------------------------------------------------

CUSIP No. 039392105            Schedule 13G                         Page 9 of 23
          ---------

--------------------------------------------------------------------------------
1.       Name of Reporting Person       MHD Management Co.
         S.S. or I.R.S. Identifica-
         tion No. of Above Person
--------------------------------------------------------------------------------
2.       Check the Appropriate Box          (a) [_]
         if a Member of a Group             (b) [X]

--------------------------------------------------------------------------------
3.       S.E.C. Use Only


--------------------------------------------------------------------------------
4.       Citizenship or Place of Organization   New York

--------------------------------------------------------------------------------
Number of Shares        (5)     Sole Voting Power               0
Beneficially            (6)     Shared Voting Power             274,761
Owned by Each           (7)     Sole Dispositive Power          0
Reporting Person        (8)     Shared Dispositive Power        274,761
--------------------------------------------------------------------------------
9.       Aggregate Amount Beneficially Owned by Each Reporting Person

                  274,761
--------------------------------------------------------------------------------
10.      Check if the Aggregate Amount in Row (9) Excludes Certain
         Shares
                                                                ______
--------------------------------------------------------------------------------
11.      Percent of Class Represented by Amount in Row 9        1.4%
                                                                ----

--------------------------------------------------------------------------------
12.      Type of Reporting Person                               PN

--------------------------------------------------------------------------------

CUSIP No. 039392105            Schedule 13G                        Page 10 of 23
          ---------

--------------------------------------------------------------------------------
1.       Name of Reporting Person       Marvin H. Davidson
         S.S. or I.R.S. Identifica-
         tion No. of Above Person
--------------------------------------------------------------------------------
2.       Check the Appropriate Box          (a) [_]
         if a Member of a Group             (b) [X]

--------------------------------------------------------------------------------
3.       S.E.C. Use Only


--------------------------------------------------------------------------------
4.       Citizenship or Place of Organization   United States

--------------------------------------------------------------------------------
Number of Shares        (5)     Sole Voting Power               0
Beneficially            (6)     Shared Voting Power             1,251,721
Owned by Each           (7)     Sole Dispositive Power          0
Reporting Person        (8)     Shared Dispositive Power        1,251,721
--------------------------------------------------------------------------------
9.       Aggregate Amount Beneficially Owned by Each Reporting Person

                  1,251,721
--------------------------------------------------------------------------------
10.      Check if the Aggregate Amount in Row (9) Excludes Certain
         Shares
                                                                ______
--------------------------------------------------------------------------------
11.      Percent of Class Represented by Amount in Row 9        6.3%
                                                                ----

--------------------------------------------------------------------------------
12.      Type of Reporting Person                               IN

--------------------------------------------------------------------------------

CUSIP No. 039392105            Schedule 13G                        Page 11 of 23
          ---------

--------------------------------------------------------------------------------
1.       Name of Reporting Person       Thomas L. Kempner, Jr.
         S.S. or I.R.S. Identifica-
         tion No. of Above Person
--------------------------------------------------------------------------------
2.       Check the Appropriate Box          (a) [_]
         if a Member of a Group             (b) [X]

--------------------------------------------------------------------------------
3.       S.E.C. Use Only


--------------------------------------------------------------------------------
4.       Citizenship or Place of Organization   United States

--------------------------------------------------------------------------------
Number of Shares        (5)     Sole Voting Power               0
Beneficially            (6)     Shared Voting Power             1,251,883
Owned by Each           (7)     Sole Dispositive Power          0
Reporting Person        (8)     Shared Dispositive Power        1,251,883
--------------------------------------------------------------------------------
9.       Aggregate Amount Beneficially Owned by Each Reporting Person

                  1,251,883
--------------------------------------------------------------------------------
10.      Check if the Aggregate Amount in Row (9) Excludes Certain
         Shares
                                                                ______
--------------------------------------------------------------------------------
11.      Percent of Class Represented by Amount in Row 9        6.3%
                                                                ----

--------------------------------------------------------------------------------
12.      Type of Reporting Person                               IN

--------------------------------------------------------------------------------

CUSIP No. 039392105            Schedule 13G                        Page 12 of 23
          ---------

--------------------------------------------------------------------------------
1.       Name of Reporting Person       Stephen M. Dowicz
         S.S. or I.R.S. Identifica-
         tion No. of Above Person
--------------------------------------------------------------------------------
2.       Check the Appropriate Box          (a) [_]
         if a Member of a Group             (b) [X]

--------------------------------------------------------------------------------
3.       S.E.C. Use Only


--------------------------------------------------------------------------------
4.       Citizenship or Place of Organization   United States

--------------------------------------------------------------------------------
Number of Shares        (5)     Sole Voting Power               0
Beneficially            (6)     Shared Voting Power             1,251,883
Owned by Each           (7)     Sole Dispositive Power          0
Reporting Person        (8)     Shared Dispositive Power        1,251,883
--------------------------------------------------------------------------------
9.       Aggregate Amount Beneficially Owned by Each Reporting Person

                  1,251,883
--------------------------------------------------------------------------------
10.      Check if the Aggregate Amount in Row (9) Excludes Certain
         Shares
                                                                ______
--------------------------------------------------------------------------------
11.      Percent of Class Represented by Amount in Row 9        6.3%
                                                                ----

--------------------------------------------------------------------------------
12.      Type of Reporting Person                               IN

--------------------------------------------------------------------------------

CUSIP No. 039392105            Schedule 13G                        Page 13 of 23
          ---------

--------------------------------------------------------------------------------
1.       Name of Reporting Person       Scott E. Davidson
         S.S. or I.R.S. Identifica-
         tion No. of Above Person
--------------------------------------------------------------------------------
2.       Check the Appropriate Box          (a) [_]
         if a Member of a Group             (b) [X]

--------------------------------------------------------------------------------
3.       S.E.C. Use Only


--------------------------------------------------------------------------------
4.       Citizenship or Place of Organization   United States

--------------------------------------------------------------------------------
Number of Shares        (5)     Sole Voting Power               0
Beneficially            (6)     Shared Voting Power             1,251,883
Owned by Each           (7)     Sole Dispositive Power          0
Reporting Person        (8)     Shared Dispositive Power        1,251,883
--------------------------------------------------------------------------------
9.       Aggregate Amount Beneficially Owned by Each Reporting Person

                  1,251,883
--------------------------------------------------------------------------------
10.      Check if the Aggregate Amount in Row (9) Excludes Certain
         Shares
                                                                ______
--------------------------------------------------------------------------------
11.      Percent of Class Represented by Amount in Row 9        6.3%
                                                                ----

--------------------------------------------------------------------------------
12.      Type of Reporting Person                               IN

--------------------------------------------------------------------------------

CUSIP No. 039392105            Schedule 13G                        Page 14 of 23
          ---------

--------------------------------------------------------------------------------
1.       Name of Reporting Person       Michael J. Leffell
         S.S. or I.R.S. Identifica-
         tion No. of Above Person
--------------------------------------------------------------------------------
2.       Check the Appropriate Box          (a) [_]
         if a Member of a Group             (b) [X]

--------------------------------------------------------------------------------
3.       S.E.C. Use Only


--------------------------------------------------------------------------------
4.       Citizenship or Place of Organization   United States

--------------------------------------------------------------------------------
Number of Shares        (5)     Sole Voting Power               0
Beneficially            (6)     Shared Voting Power             1,251,883
Owned by Each           (7)     Sole Dispositive Power          0
Reporting Person        (8)     Shared Dispositive Power        1,251,883
--------------------------------------------------------------------------------
9.       Aggregate Amount Beneficially Owned by Each Reporting Person

                  1,251,883
--------------------------------------------------------------------------------
10.      Check if the Aggregate Amount in Row (9) Excludes Certain
         Shares
                                                                ______
--------------------------------------------------------------------------------
11.      Percent of Class Represented by Amount in Row 9        6.3%
                                                                ----

--------------------------------------------------------------------------------
12.      Type of Reporting Person                               IN

--------------------------------------------------------------------------------

CUSIP No. 039392105            Schedule 13G                        Page 15 of 23
          ---------

--------------------------------------------------------------------------------
1.       Name of Reporting Person       Timothy I. Levart
         S.S. or I.R.S. Identifica-
         tion No. of Above Person
--------------------------------------------------------------------------------
2.       Check the Appropriate Box          (a) [_]
         if a Member of a Group             (b) [X]

--------------------------------------------------------------------------------
3.       S.E.C. Use Only


--------------------------------------------------------------------------------
4.       Citizenship or Place of Organization   United Kingdom

--------------------------------------------------------------------------------
Number of Shares        (5)     Sole Voting Power               0
Beneficially            (6)     Shared Voting Power             1,251,883
Owned by Each           (7)     Sole Dispositive Power          0
Reporting Person        (8)     Shared Dispositive Power        1,251,883
--------------------------------------------------------------------------------
9.       Aggregate Amount Beneficially Owned by Each Reporting Person

                  1,251,883
--------------------------------------------------------------------------------
10.      Check if the Aggregate Amount in Row (9) Excludes Certain
         Shares
                                                                ______
--------------------------------------------------------------------------------
11.      Percent of Class Represented by Amount in Row 9        6.3%
                                                                ----

--------------------------------------------------------------------------------
12.      Type of Reporting Person                               IN

--------------------------------------------------------------------------------

CUSIP No. 039392105            Schedule 13G                        Page 16 of 23
          ---------

--------------------------------------------------------------------------------
1.       Name of Reporting Person       Robert J. Brivio, Jr.
         S.S. or I.R.S. Identifica-
         tion No. of Above Person
--------------------------------------------------------------------------------
2.       Check the Appropriate Box          (a) [_]
         if a Member of a Group             (b) [X]

--------------------------------------------------------------------------------
3.       S.E.C. Use Only


--------------------------------------------------------------------------------
4.       Citizenship or Place of Organization   United States

--------------------------------------------------------------------------------
Number of Shares        (5)     Sole Voting Power               0
Beneficially            (6)     Shared Voting Power             1,251,883
Owned by Each           (7)     Sole Dispositive Power          0
Reporting Person        (8)     Shared Dispositive Power        1,251,883
--------------------------------------------------------------------------------
9.       Aggregate Amount Beneficially Owned by Each Reporting Person

                  1,251,883
--------------------------------------------------------------------------------
10.      Check if the Aggregate Amount in Row (9) Excludes Certain
         Shares
                                                                ______
--------------------------------------------------------------------------------
11.      Percent of Class Represented by Amount in Row 9        6.3%
                                                                ----

--------------------------------------------------------------------------------
12.      Type of Reporting Person                               IN

--------------------------------------------------------------------------------

CUSIP No. 039392105            Schedule 13G                        Page 17 of 23
          ---------


Item 1.  (a)      NAME OF ISSUER

                  Arch Wireless, Inc. (the "Company").

         (b)      ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES

                  1800 West Park Drive, Suite 250
                  Westborough, Massachusetts 01581

Item 2.  (a)      NAMES OF PERSONS FILING

                  This Statement is being filed on behalf of each of the following persons (collectively, the "Reporting Persons"):

                  (i) Davidson Kempner International, Ltd., a British Virgin Islands corporation ("DKIL");
                  (ii)     Davidson Kempner Institutional Partners, L.P., a
                           Delaware limited partnership ("DKIP");
                  (iii)    Davidson Kempner Partners, a New York limited
                           partnership ("DKP");
                  (iv)     M.H. Davidson & Co., a New York limited partnership
                           ("CO");
                  (v) M.H. Davidson & Co., L.L.C. 401(K) Plan, an employee benefit plan (the "Plan");
                  (vi) Davidson Kempner International Advisors, L.L.C. a Delaware limited liability company and the manager of DKIL ("DKIA");
                  (vii) Davidson Kempner Advisers Inc., a New York corporation and the general partner of DKIP ("DKAI");
                  (viii)   MHD Management Co., a New York limited partnership
                           and the general partner of DKP ("MHD"); and
                  (ix)     Messrs. Marvin H. Davidson, Thomas L. Kempner, Jr.,
                           Stephen M. Dowicz, Scott E. Davidson, Michael J. Leffell, Timothy I. Levart and Robert J. Brivio, Jr. (collectively, the "Principals"), who are the general partners of CO and MHD, and the sole stockholders of DKIA and DKAI. The Principals, other than Mr. Davidson, serve as trustees of the Plan.

         (b)      ADDRESS OF PRINCIPAL BUSINESS OFFICE

                  The address of the principal business offices of each of the Reporting Persons is c/o Davidson Kempner Partners, 885 Third Avenue, Suite 3300, New York, New York 10022

         (c)      CITIZENSHIP

                  (i)      DKIL - a British Virgin Islands corporation
                  (ii)     DKIP - a Delaware limited partnership

CUSIP No. 039392105            Schedule 13G                        Page 18 of 23
          ---------

                  (iii)    DKP - a New York limited partnership
                  (iv)     CO - a New York limited partnership
                  (v)      Plan - an employee benefit plan
                  (vi)     DKIA - a Delaware limited liability company
                  (vii)    DKAI - a New York corporation
                  (viii)   MHD - a New York limited partnership
                  (ix)     Mr. Davidson - United States
                  (x)      Mr. Kempner - United States
                  (xi)     Mr. Dowicz - United States
                  (xii)    Mr. Davidson - United States
                  (xiii)   Mr. Leffell - United States
                  (xiv)    Mr. Levart - United Kingdom
                  (xv)     Mr. Brivio - United States

         (d)      TITLE OF CLASS OF SECURITIES

                  Common Stock, par value $0.01 per share (the "Common Stock" or "Shares")

         (e)      CUSIP NUMBER

                  039392105

Item 3. This statement is not being filed pursuant to either Rule 13d-1(b) or 13d-2(b) or (c).

Item 4.  OWNERSHIP.

         (a)      AMOUNT BENEFICIALLY OWNED:

                           Each of the Principals may be deemed to beneficially
                  own an aggregate of 1,251,721 Shares as a result of their voting and dispositive power over the 1,251,721 Shares beneficially owned by DKIA, DKIL, DKIP, DKP and CO. Each of the Principals, other than Mr. Davidson, may be deemed to beneficially own an aggregate of an additional 162 Shares as a result of their serving as trustees of the Plan.

                           DKIA may be deemed to beneficially own the 483,697
                  Shares beneficially owned by DKIL as a result of its voting and dispositive power over these Shares. DKAI may be deemed to beneficially own the 467,900 Shares beneficially owned by DKIP as a result of its voting and dispositive power over those Shares. MHD may be deemed to beneficially own the 274,761 Shares beneficially owned by DKP as a result of its voting and dispositive power over those Shares.

CUSIP No. 039392105            Schedule 13G                        Page 19 of 23
          ---------

         (b)      PERCENTAGE OWNED:

                           Based on calculations made in accordance with Rule
                  13d-3(d), and there being 20,000,000 Shares outstanding as of this date as a result of the reorganization of the Company,
                  (i) each of the Principals may be deemed to beneficially own approximately 6.3% of the outstanding Common Stock, (ii) DKIL may be deemed to beneficially own approximately 2.4% of the outstanding Common Stock, (iii) DKIP may be deemed to beneficially own approximately 2.3% of the outstanding Common Stock, (iv) DKP may be deemed to beneficially own approximately 1.4% of the outstanding Common Stock, (v) CO may be deemed to beneficially own approximately 0.12% of the outstanding Common Stock, (vi) the Plan may be deemed to beneficially own significantly less than 1.0% of the outstanding Common Stock, (vii) DKIA may be deemed to beneficially own approximately 2.4% of the outstanding Common Stock, (viii) DKAI may be deemed to beneficially own approximately 2.3% of the outstanding Common Stock and (ix) MHD may be deemed to beneficially own approximately 1.4% of the outstanding Common Stock .

         (c) NUMBER OF SHARES AS TO WHICH SUCH PERSON HAS VOTING OR DISPOSITIVE POWERS:

                           By virtue of the relationships between and among the
                  Reporting Persons as described in Item 2, (i) each of the Principals may be deemed to share the power to direct the voting and disposition of the 1,251,721 Shares beneficially owned by DKIA, DKIL, DKIP, DKP and CO, (ii) each of the Principals, other than Mr. Davidson, may be deemed to share the power to direct the voting and disposition of an additional 162 Shares beneficially owned by the Plan, (iii) DKIA may be deemed to share the power to direct the voting and disposition of the 483,697 Shares beneficially owned by DKIL,
                  (iv) DKAI may be deemed to share the power to direct the voting and disposition of the 467,900 Shares beneficially owned by DKIP and (v) MHD may be deemed to share the power to direct the voting and disposition of the 274,761 Shares beneficially owned by DKP.

Item 5.  OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS

         Not applicable.

Item 6.  OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON

         The partners, members or stockholders of each of the Reporting Persons, other than the Principals and the Plan, and the persons participating in the Plan, have the right to participate in the receipt of dividends from, or proceeds from the sale of, the securities held for the account of the such Reporting Person in accordance with their ownership interests in such Reporting Person or the Plan.

CUSIP No. 039392105            Schedule 13G                        Page 20 of 23
          ---------


Item 7. IDENTIFICATION AND CLASSIFICATION OF SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY

         Not applicable.

Item 8.  IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP

         Not applicable.

Item 9.  NOTICE OF DISSOLUTION OF GROUP

         Not applicable.

Item 10. CERTIFICATION

                  By signing below we certify that, to the best of our knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

                  [REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

CUSIP No. 039392105            Schedule 13G                        Page 21 of 23
          ---------

                                   SIGNATURES

                  After reasonable inquiry and to the best of our knowledge and belief, the undersigned certify that the information set forth in this statement is true, complete and correct.

Dated as of June 7, 2002



                           DAVIDSON KEMPNER INTERNATIONAL, LTD.


                           By: Davidson Kempner International Advisers, L.L.C. General Partner


                           By:  /s/ Thomas L. Kempner, Jr.
                                -----------------------------------------------
                                Name:   Thomas L. Kempner, Jr.
                                Title:  Managing Member


                           DAVIDSON KEMPNER INSTITUTIONAL PARTNERS, L.P.


                           By:  Davidson Kempner Advisers Inc.
                                General Partner


                           By:  /s/ Thomas L. Kempner, Jr.
                                -----------------------------------------------
                                Name:   Thomas L. Kempner, Jr.
                                Title:  Secretary


                           DAVIDSON KEMPNER PARTNERS


                           By:  MHD Management Co.
                                General Partner


                           By:  /s/ Thomas L. Kempner, Jr.
                                -----------------------------------------------
                                Name:   Thomas L. Kempner, Jr.
                                Title:  General Partner

CUSIP No. 039392105            Schedule 13G                        Page 22 of 23
          ---------


                           M.H. DAVIDSON & CO. 401(K) PLAN


                           By:  /s/ Thomas L. Kempner, Jr.
                                -----------------------------------------------
                                Name:   Thomas L. Kempner, Jr.
                                Title:  Trustee


                           M.H. DAVIDSON & CO., L.L.C.


                           By:  /s/ Thomas L. Kempner, Jr.
                                -----------------------------------------------
                                Name:   Thomas L. Kempner, Jr.
                                Title:  Managing Member


                           DAVIDSON KEMPNER INTERNATIONAL ADVISORS, L.L.C.


                           By:  /s/ Thomas L. Kempner, Jr.
                                -----------------------------------------------
                                Name:   Thomas L. Kempner, Jr.
                                Title:  Managing Member


                           DAVIDSON KEMPNER ADVISERS INC.


                           By:  /s/ Thomas L. Kempner, Jr.
                                -----------------------------------------------
                                Name:   Thomas L. Kempner, Jr.
                                Title:  Secretary


                           MHD MANAGEMENT CO.


                           By:  /s/ Thomas L. Kempner, Jr.
                                -----------------------------------------------
                                Name:   Thomas L. Kempner, Jr.
                                Title:  General Partner


                                /s/ Marvin H. Davidson
                                -----------------------------------------------
                                Name:   Marvin H. Davidson


                                /s/ Thomas L. Kempner, Jr.
                                -----------------------------------------------
                                Name:   Thomas L. Kempner, Jr.

CUSIP No. 039392105            Schedule 13G                        Page 23 of 23
          ---------


                                /s/ Stephen M. Dowicz
                                -----------------------------------------------
                                Name:   Stephen M. Dowicz


                                /s/ Scott E. Davidson
                                -----------------------------------------------
                                Name:   Scott E. Davidson


                                /s/ Michael J. Leffell
                                -----------------------------------------------
                                Name:   Michael J. Leffell


                                /s/ Timothy I. Levart
                                -----------------------------------------------
                                Name:   Timothy I. Levart


                                /s/ Robert J. Brivio, Jr.
                                -----------------------------------------------
                                Name:   Robert J. Brivio, Jr.